Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Below is a list of the Company’s significant subsidiaries as of February 29, 2024, their jurisdictions, the name under which they do business and additional information required by Item 601(b)(21)(ii).

Subsidiary	Jurisdiction	Line of Business	# of Omitted Subsidiaries U.S.	# of Omitted Subsidiaries Intl
E2open, LLC	Delaware
Inttra, LLC	Delaware	Global Shipping Logistics	2	10
Zyme Solutions, LLC	Delaware	Channel Data Management and Global Logistics Management	5	8
Eagle BJ Holdings Ltd	United Kingdom	Global Logistics Management	2	21